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                                  EXHIBIT 99.1


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                                  today's news

Steinberg Elected to Board of Electronies Boutique

  --  Advisor to Entertainment, Retail, Marketing and Real Estate Compainies
              --  Former Chairman of Sony Retail Entertainment
           --  Also Was Executive VP of Walt Disney Imagineering

     WEST CHESTER, Pa., Sept. 29 /PRNewswire/ -- Electronics Boutique Holdings Corp. (Nasdaq: ELBO), the world's largest specialty retailer of electronic games, today announced the election of Stanley (Mickey) Steinberg to its Board of Directors. This increases the Board to six members.

     Mr. Steinberg, 65 years old, is an advisor to Sony Corporation of America with responsiblity for selected special projects. He is also a consultant to other companies in the entertainment, retail, marketing and real estate industries.

     From 1994 to 1998 Mr. Steinberg was chairman of Sony Retail Entertainment, overseeing the design, development and operation of urban entertainment centers across the U.S. From 1988 to 1994 he was executive vice president of Walt Disney Imagineering, managing theme park develpment work totaling more than $4.5 billion.

     Joe Firestone, president and cheif executive officer of Electronics Boutique, said Mr. Steinberg's experience in entertainment and in retailing makes him a valuable addition to the Board of Directors.

     "Both at Sony and at Disney, Mickey Steinberg has been a leader in the business of providing entertainment to the public at large," Mr. Firestone said. "His record of success in this area is directly relevant to Electronics Boutique as we continue on a path of rapid growth."

     Electronics Boutique's primary products are video games and PC entertainment software, supported by the sale of video game hardware, PC productivity software and accessories. The company currently operates 479 stores in 42 states, Puerto Rico, Canada, Australia and South Korea, primarily under the names Electronics Boutique and Stop 'N Save Software.


SOURCE Electronics Boutique Holdings Corp.